Exhibit No. 10.9

                                LICENSE AGREEMENT


     THIS AGREEMENT, dated this 19th day of April, 1996, by and between COATES INTERNATIONAL, LTD., having its principal place of business at Route #34 and Ridgewood Road, Wall Township, New Jersey 07719 (hereinafter referred to as LICENSOR) and NICHOLSON MCLAREN ENGINES LTD., GREENLANE, HOUNSLOW, MIDDLESEX, TW4 6DE, LONDON, U.K. (hereinafter referred to as LICENSEE).

                                   BACKGROUND

     WHEREAS, LICENSOR owns and /or has the right to license certain PATENT RIGHTS and TECHNICAL INFORMATION (as hereinafter defined) relating to LICENSED PRODUCTS (as hereinafter defined) used in the design and construction of internal combustion engines employing spherical rotary valves (the "Coates' Spherical Rotary Valve System");

     WHEREAS, LICENSOR desires to grant to LICENSEE certain rights under such PATENT RIGHTS and TECHNICAL INFORMATION in the TERRITORY (as hereinafter defined).

     WHEREAS, LICENSEE desires to acquire certain rights in accordance with the terms and conditions hereinafter set forth.



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

     NOW THEREFORE, in consideration of the premises and covenants, and other good and valuable consideration, and the mutual promises of the performance of the undertakings herein, it is agreed by and between the parties hereto a follows:

ARTICLE I - DEFINITIONS

          1.1 - "CSRV Valve System" shall mean a cylinder head or heads for an internal combustion engine manufactured in accordance with the Patent Rights and/or Technical Information (as hereinafter defined) of the Coates' Spherical Rotary Valve System.

          1.2 - "CSRV Valve Seal" shall mean a valve seal for use with a CSRV Rotary Valve Sphere (as hereinafter defined) in the Coats' Spherical Rotary Valve System.

          1.3 - "CSRV Rotary Valve Sphere" shall mean a spherical rotary valve used in the CSRV Valve System in accordance with the Technical Specifications.

          1.4 - "CSRV Components" shall mean that parts that when assembled comprise the LICENSED PRODUCT (as hereinafter defined).

          1.5 - "Dollars" and "$" shall mean the official currency of the Government of the United States of America.

          1.6 - "FIELD OF USE" shall mean liquid cooled racing engines for automobiles. Motorcycle engines are specifically excluded. Engines for ordinary street or road use are specifically excluded. Air-cooled engines are specifically excluded. Marine engines are specifically excluded.


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

          1.7 - "Improvement" shall mean any improvement, change or modification which may be developed, created or acquired by either party to this Agreement, but only to the extent that the same comes within the scope of one or more claims in the PATENT RIGHTS (as hereinafter defined).

          1.8 - "LICENSED PRODUCT" shall mean internal combustion engines incorporating the PATENT RIGHTS and/or TECHNICAL INFORMATION in its design and manufacture incorporating the components identified in paragraphs 1.1; 1.2; 1.3 and 1.4 with the FIELD OF USE as defined in paragraph 1.6.

          1.9 - "LICENSEE" shall mean the LICENSEE as specified on the title pate of this Agreement and any subsidiary thereof having more than 50% of its ordinary voting shares held and/or controlled by LICENSEE.

          1.10 - "MANUFACTURED UNIT" shall mean a LICENSED PRODUCT that has completed the manufacturing process and as a result, is included in the determination of royalty payments due and owing pursuant to the terms of the Agreement.

          1.11 - "PATENT RIGHTS" shall mean the patents and patent applications and all patents which may be issued pursuant to such patent applications, as listed in Appendix 1.11, together with any continuations or continuations-in-part thereof, and all patents issuing thereon or therefrom including reissues, patents of addition and any registration or confirmation patents corresponding thereto and all corresponding foreign patents and patent applications.

          1.12 - "Payment Computation Period" shall mean each three (3) month period, or any portion thereof, ending on March 31, June 30, September 30, and December 31 of any given year.


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

          1.13 - "Regulatory Approval" shall mean, with respect to a given country in the TERRITORY, all governmental approvals necessary for LICENSEE to have the right to market or use LICENSED PRODUCTS in such country.

          1.14 - "Regulatory Authority" shall mean, with respect to a given country, the national or multinational authority responsible for granting Regulatory Approval in such country.

          1.15 - "TECHNICAL INFORMATION" shall mean all information imparted by LICENSOR to LICENSEE, together with all proprietary information, trade secrets, skills and experience, recorded and unrecorded, accumulated from time to time and during the term of this Agreement, relating to a LICENSED PRODUCT and all designs, drawings, specifications and the like, owned by LICENSOR, insofar as the same relate to a LICENSED PRODUCT.

          1.16 - "Technical Specifications" shall mean the specifications and performance parameters developed by LICENSOR.

          1.17 - "Territory" shall mean the countries of the European Patent Community as listed in Appendix 1.17


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

     ARTICLE II - LICENSES GRANTED

     2.1 - Licenses Granted to LICENSEE

          (a) Subject to the terms and conditions set forth herein, a non-exclusive license to assemble, use, sell, and lease, LICENSE PRODUCTS falling within the scope of the PATENT RIGHTS and/or TECHNICAL INFORMATION, within the TERRITORY and with respect to the FIELD OF USE.

     2.2 - Limitation of Licenses Granted

          (1) No right is granted to LICENSEE to sublicense the right to assemble, sell or lease the LICENSED PRODUCT falling within the scope of the PATENT RIGHTS and/or TECHNICAL INFORMATION without the consent of the LICENSOR.

     2.3 - Furnishing Know-How and Supporting Services

     LICENSOR will promptly upon execution of this Agreement, or after governmental validation thereof, if required, furnish to LICENSEE copies of all documents and items comprising the TECHNICAL INFORMATION and Technical Specifications concerning the design and specification of the LICENSED PRODUCT.

     2.4 - Improvements

     (a) If LICENSOR has heretofore brought about or shall hereafter during the term of this Agreement bring about any Improvement to a LICENSED PRODUCT, LICENSOR shall promptly disclose such Improvement to LICENSEE.


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

     (b) If LICENSEE has heretofore brought about or shall hereafter during the term of this Agreement bring about any Improvement, LICENSEE shall promptly disclose such Improvement to LICENSOR. If such Improvement appears to be patentable, LICENSOR shall have the first option within the time prescribed by law to file a patent application thereon in LICENSEE'S name. The expense of filing, securing and maintaining patent protection on such Improvement shall be borne by LICENSOR. If LICENSOR shall elect not to file any such patent application, then LICENSEE shall have the option to do so in its own name and at its own expense.

     (c) LICENSEE agrees to grant and hereby grants to LICENSOR a nonexclusive, royalty-free license, together with the right to grant sublicenses to other LICENSEES under each of said patent applications and any patents issuing as set forth in paragraph (b) of Section 2.4 of this Article.

     (d) LICENSOR receives from another licensee a non-exclusive, royalty-free License, together with a right to grant sublicenses for an Improvement, LICENSOR shall promptly inform LICENSEE of such Improvements and shall include such patent applications and/or patents issuing thereon in the Appendix of PATENT RIGHTS.

     2.5 - Patent Markings

     LICENSEE shall mark on an expose surface of all LICENSED PRODUCTS assemble, used, sold or leased hereunder appropriate Patent Marking Identifying LICENSOR as owner of the pertinent patents and/or patent applications. The content,


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

Form, location and language used in such markings shall be in accordance with a the laws and practices of the countries where LICENSED PRODUCTS bearing such markings are made, sold or used and shall be approved by LIICENSOR.

     2.6 - Acknowledgment of License

     On each LICENSED PRODUCT, LICENSEE shall acknowledge that the same was manufactured under license from LICENSOR. Unless otherwise agree to by the parties, the following notice shall be used by LICENSEE on an exposed surface of each LICENSED PRODUCT: "Manufactured under license from COATES INTERNATIONAL, Ltd." Such notice shall also be use din all descriptive materials and instruction and service manuals relating to LICENSED PRODUCT.

     ARTICLE III - TECHNICAL COOPERATION AND APPROVALS

     3.1 - Technical Cooperation

     Upon request by LICENSEE, LICENSOR shall furnish to LICENSEE technical assistance with respect to the design and product engineering of LICENSED PRODUCT. Such technical assistance will be provided under the terms of a separate engineering contract.

     LICENSEE agrees to buy all components under the PATENT RIGHTS from LICENSOR or from a duly-licensed Licensee, licensed to manufacture such components. Prices to LICENSEE shall be competitive to prices charged to other Licensees for similar Quantities of components or assemblies. By separate agreement, LICENSEE shall have


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

the option to obtain a manufacturing license for the PATENT RIGHTS for the field of use within the territory on the terms and conditions set forth in a separate Option Agreement for nonexclusive manufacturing license to be executed contemporaneously herewith.

     3.2 - Regulatory Approvals

     For the full term of this Agreement, LICENSEE assumes complete responsibility for obtaining Regulatory Approval, where required, from appropriate Regulatory Authority, for the manufacture, sale and use of LICENSED PRODUCT in any country where such LICENSED PRODUCTS are manufactured, sold or used, at LICENSEE'S sole cost and expense.

     LICENSOR agrees to provide LICENSEE with all reasonable assistance and Cooperation in the preparation and submission of any application for Regulatory Approval.

ARTICLE IV - CONFIDENTIAL INFORMATION

     4.1 - LICENSEE shall use all TECHNICAL INFORMATION and Technical Specifications obtained heretofore or hereafter from LICENSOR for the sole purpose of Assembling, using, selling and leasing LICENSED PRODUCT under this Agreement.

     4.2 - LICENSEE agrees to hold in confidence any and all TECHNICAL INFORMATION and Technical Specifications disclosed directly or indirectly, to LICENSEE by LICENSOR under this Agreement except that such obligation does not extend to: (a) TECHNICAL INFORMATION and Technical Specifications which at the time of the


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

disclosure are in the public domain: (b) TECHNICAL INFORMATION AND Technical Specifications which after disclosure is published or otherwise becomes part of the public domain through no fault of the LICENSEE (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); c) TECHNICAL INFORMATION which LICENSEE can show was in its possession (as evidenced by LICENSEE'S written records) at the time of the disclosure and was not acquired, directly or indirectly from LICENSOR or from a third party under an obligation of confidence; and (d) TECHNICAL INFORMATION and Technical Specifications which LICENSEE can show was received by it (as evidenced by LICENSEE'S written records) after the time of disclosure hereunder from a third party who did not require LICENSEE to hold it in confidence and who did not acquire it, directly or indirectly from LICENSOR under an obligation of confidence.

     4.3 - LICENSEE agrees, upon request by LICENSOR, to obtain from its officers, employees and other persons having access to CONFIDENTIAL INFORMATION, a duly- binding agreement to maintain such information in confidence, each such agreement in a form acceptable by LICENSOR.


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

ARTICLE V - PAYMENTS

     5.1 - Licensing Fee - In consideration of the rights granted hereunder, LICENSEE agrees to pay the LICENSOR a total Licensing Fee of FIVE MILLION DOLLARS in accordance with the following payment schedule:

     (a) Upon execution of this Agreement, LICENSEE shall pay the LICENSOR 25,000 pounds on receipt of the first demonstration of Coates SRV, 302, engine delivered to LICENSEE.

     (b) LICENSEE will pay to LICENSOR a further 25,000 pounds on receipt of the second Coates SRV, 351, Dyno engine delivered to LICENSEE.

     (c) The balance of this license payment is to be paid out of sales of the Coates SRV. Product payments scheduled to be mutually agreed between both parties.

     (c) In the event of a joint venture by Coates and Nicholson McLaren this license will automatically become null and void.

     5.2 - Royalties

     (a) Under the terms of this License, wherein LICENSEE is licensed to assemble, use, sell and lease internal combustion engines containing the LICENSED PRODUCT set forth herein, the LICENSEE shall pay no royalties to LICENSOR, but rather, shall initially purchase the components of the LICENSED PRODUCT and/or internal combustion engines embodying the components of the LICENSED PRODUCT, from LICENSOR at the same price LICENSOR charges its retail customers. These purchases shall be pursuant to purchase orders issued by LICENSEE to LICENSOR which shall have


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

the following terms of payments: Payment within three (3) days of notice that components are ready to be shipped.

     (b) If LICENSEE exercises the hereinbefore identified option to obtain a manufacturing license from LICENSOR, than and in that event, LICENSEE shall pay royalties on the manufacture of the components of the PATENT RIGHTS pursuant to the royalty rates set forth in the hereinbefore identified option and subsequent manufacturing license.

     (c) LICENSEE may also purchase components subject to the PATENT RIGHTS from third party Licensees who have obtained a non-exclusive license for the manufacture of the components subject to the PATENT RIGHTS provided said third party Licensee is in good standing with respect to the payment of royalties.

                         ARTICLE VI - PATENT ENFORCEMENT

     6.1 - LICENSEE shall immediately inform LICENSOR of any infringement potential or actual, of the PATENT RIGHTS by LICENSEE on any third party which may come to LICENSEE'S attention. It shall be the responsibility of LICENSOR at its own expense and solely at LICENSOR'S discretion to terminate any such potential actual infringement of any of the PATENT RIGHTS. IF LICENSOR shall elect not to pursue such third party, LICENSEE may at its sole cost and expense and with LICENSOR'S approval, take such action to terminate such infringement and LICENSOR agrees to cooperate with LICENSEE.


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

                   ARTICLE VII - REPRESENTATIONS, OBLIGATIONS,
                           WARRANTIES AND DISCLAIMERS

     7.1 - LICENSOR represents and warrants as follows:

     (a) All TECHNICAL INFORMATION delivered prior to the date of execution hereof has been, and all TECHNICAL INFORMATION delivered hereafter will be, to the best of LICENSOR'S knowledge, substantially accurate and complete with respect to material matters.

     (b) LICENSOR is the rightful owner of the PATENT RIGHTS and has the exclusive right to license all of the PATENT RIGHTS, and all such PATENT RIGHTS under LICENSOR'S control and possession are set forth in Attachment 1.8.

     (c) LICENSOR has the power and authority to execute, deliver and perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party.

     7.2 - LICENSEE represents and warrants as follows:

     (a) LICENSEE has full power and authority to enter into this Agreement and to perform each and every covenant and agreement contained herein; and

     (b) LICENSEE has the power and authority to execute, deliver and perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party.


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

     7.3 - Indemnities - The parties shall indemnify and save harmless the other of, from and against any losses, damages and costs (including legal fees and expenses) which the other may suffer or incur by reason of a breach of the representations and warranties set forth in Section 7.1 and 7.2 hereof.

     7.4 - Obligations of LICENSEE - LICENSEE will use its best efforts to:

     (a) execute all such tasks as may be necessary to bring about the speedy assembly, use, sale or lease of LICENSED PRODUCTS consistent with good business practice;

     (b) ensure that all steps within its power are undertaken with all reasonable speed to ensure that LICENSED PRODUCTS made by LICENSEE comply with relevant governmental regulations in markets and countries served by LICENSEE in the field of use; and

     (c) assemble or use LICENSED PRODUCTS in a professional and workmanlike manner to meet the general standards of the engineering industry.

     7.5 - Limitation of LICENSOR'S Warranties

     (a) Nothing contained in this Agreement shall be construed as a warranty or representation by LICENSOR as to the validity or scope of any patent included in the PATENT RIGHTS. Furthermore, no warranty or representation is made by LICENSOR that the manufacture, use, or sale or other disposition by LICENSEE of LICENSED PRODUCTS will be free of infringement of any patent or other rights of persons not a party hereto. LICENSOR shall not be obliged to defend, indemnify or hold LICENSEE harmless against suit, claim, demand or action


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

based on actual or alleged infringement of any patent or other rights belonging to persons not a party to this Agreement. Any such suit, claim, demand or action based on actual or alleged infringement by LICENSEE shall not relieve LICENSEE from its performance of its obligations hereunder.

     (b) LICENSOR makes no representations, extends no warranties of any kind, express or implied, and assumes no responsibility whatever with respect to use,s ale, other disposition by LICENSEE or its vendees or other transferees of products incorporating or made by use of PATENT RIGHTS and/or TECHNICAL INFORMATION furnished under this Agreement.

     7.6 - Indemnification by LICENSEE and Insurance

     (a) LICENSEE shall indemnify and hold LICENSOR harmless from and against any and all expenses including costs and attorney's fees, claims, demands, liabilities or money judgments for death or bodily injury arising from the testing, manufacturing, sale or use of any LICENSED PRODUCT by LICENSEE. LICENSEE shall give LICENSOR notice as soon as practicable of any claim or action to which the foregoing provisions apply. LICENSOR shall have the right, but not the obligation, to participate in any compromise, settlement or defense of any such claim or action.

                     ARTICLE VIII - DURATION AND TERMINATION

     8.1 Subject to the provisions of Section 8.3 hereof, all rights and obligations under this Agreement shall expire upon the expiration of the last to expire patent of the PATENT RIGHTS and any Improvement Patents added thereto.

     8.2 If either LICENSEE or the LICENSOR commits a material breach of any provision of this Agreement, and such breach is not cured within thirty (30) days after the date on which notice of breach is sent to the breaching party, the non-breaching party shall have the right to terminate this Agreement upon a ten (10) days further written notice.


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

     8.3 - This Agreement shall terminate effective immediately upon:

     (a) the filing by LICENSEE of an involuntary petition in bankruptcy, the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, trustee in bankruptcy or liquidator for LICENSEE in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings, or the winding up or liquidation of its affairs, and the continuance of any such petition, decree or order undismissed or unstayed and in effect for a period of sixty (60) consecutive days; or

     (b) the consent by LICENSEE to the appointment of a conservator, receiver, trustee in bankruptcy or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings of or relating to LICENSEE, or relating to substantially all of its property, or if LICENSEE shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, reorganization or bankruptcy statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

     8.4 - Termination shall not release either LICENSEE or LICENSOR from any obligation arising prior to such termination or any requirement pursuant to
Article IV and Article VII, paragraph 7.5 and 7.6 of this Agreement.

     8.5 - In the event of any termination of this Agreement, other than because of LICENSEE'S default, LICENSEE shall be entitled to fill orders for LICENSED PRODUCTS already received and to make and to use and/or sell LICENSED PRODUCTS for which commitments to customers have been made at the time of such termination.


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

     8.6 - Any termination of this Agreement shall be without prejudice as to any obligation of either party to the other accruing prior to or at such termination. Applicable royalties shall be payable under Section 5.2 of Article V with respect to sales of all LICENSED PRODUCTS which were manufactured or were in the course of manufacture prior to such termination.

     8.7 - The provisions of Article IV shall survive the termination or expiration of this Agreement and LICENSEE shall not thereafter use such information.

                               ARTICLE IX - WAIVER

     9.1 - No provision of this Agreement shall be deemed to have been modified by any acts of LICENSOR, its agents or employees, or by failure to object to any acts of LICENSEE which may be incinsistent herewith, or otherwise, except by a subsequent agreement in writing signed by both parties. No waiver of a breach committed by either party in one instance shall constitute a waiver or a license to commit or continue breaches in other or like instances.

                 ARTICLE X - LIMITATIONS OF RIGHTS AND AUTHORITY

     10.1 - No right or title whatsoever in the PATENT RIGHTS or TECHNICAL INFORMATION is granted by LICENSOR to LICENSEE, or shall be taken or assumed by LICENSEE, except as is specifically set forth or granted in this Agreement.

     10.2 - Neither party shall in any respect whatsoever be taken to be the agent or representative of the other party and neither party shall have any authority to assume any obligation for or to commit or bind the other party in any way.

     10.3 - Neither party shall at any time heretofore or hereafter publicly state nor imply that the terms and conditions specified herein, or that the relationships between


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

LICENSOR and LICENSEE, are in any way different from thos specifically set forth in this Agreement. If requested by one party, the other party shall promptly supply the first party with copies of all public statements and of all promotional material relating to this Agreement and to LICENSED PRODUCTS.

                           ARTICLE XI - FORCE MAJEURE

     11.1 - Neither LICENSOR nor LICENSEE shall be liable for failure to perform or delay in performing obligations set forth in this Agreement and neither LICENSOR nor LICENSEE shall be deemed in breach of its obligations, if, to the extent and for so long as such failure or delay or breach is due to natural disaster or any cause reasonably under the control of LICENSOR or LICENSEE. Either LICENSOR or LICENSEE desiring to invoke this Article shall notify the other party promptly of such desire and shall use reasonable efforts to resume performance by either LICENSOR or LICENSEE becomes impossible for more than one twelve (12) month period by reason thereof, this Agreement will be terminated upon either party giving thirty (30) days' written notice.

                   ARTICLE XII - INJUNCTIVE RELIEF FOR BREACH:
                         SEVERABILITY AND ENFORCEABILITY

     12.1 - LICENSEE agrees that the LICENSOR may not be adequately compensated by damages at law for a breach or threatened breach by LICENSEE of any of the provisions of this Agreement, and that the LICENSOR shall be entitled to injunctive and specific performance in connection therewith, in addition to all other remedies.

     12.2 - Each of the covenants contained in this Agreement shall be construed as separate covenants, and if any court shal finally determine that any such covenants are too broad as to the area, activity or time set forth therein, said area, activity or time covered


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

shall be deemed reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time, without limiting the scope or enforceability of the remaining provisions of those sections.

     12.3 - If any provision of this Agreement is declared invalid by a court of last resort or by any court from the decision of which an appeal is not taken within the time provided by law, then and in such an event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that judicial decision, but this Agreement, in all other respects, will remain in force.

     12.4 - It is specifically agreed that no provisions in any manner violative of the anti-trust laws of the United States of America or the similar laws of the United Kingdom or other governmental authority within the TERRITORY as now or hereafter enacted or construed, is intended to be or will be considered to be incorporated into this Agreement or will be binding upon the parties.

               ARTICLE XIII - LIMITATION OF ASSIGNMENT BY LICENSEE

     13.1 - The rights, duties and privileges of LICENSEE hereunder shall not be transferred or assigned by it, either in whole or in part.

                           ARTICLE XIV - GOVERNING LAW

     14.1 - This Agreement shall be governed by and construed and enforced in accordance with the laws of the United States of America as to patents only and the laws of the State of New Jersey and each party hereby submits to the jurisdiction of the state or federal courts in the State of New Jersey in the event of any claims arising under this Agreement.


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

                          ARTICLE XV - ENTIRE AGREEMENT

     15.1 - This Agreement sets forth the entire agreement and understanding by and between LICENSOR and LICENSEE as to the subject matter hereof and has priority over all documents, verbal consents and understanding made before the execution of this Agreement, and none of the terms of this Agreement shall be amended or modified except in a written document signed by LICENSOR and LICENSEE hereto.

     15.2 - In the event of an inconsistency between any of the terms of this Agreement and any translation thereof into another language, the English language version shall control.

     15.3 - Should any portion of this Agreement be declared null and void, the remainder of this Agreement shall remain in full force and effect.

                              ARTICLE XVI - NOTICES

     16.1 - Any notice, consent or approval required under this Agreement shall be in English and in writing, and shall be delivered to the following addresses
(a) personally by hand, (b) by Certified Air Mail, postage prepaid, with return receipt requested, or (c) by telefax, confirmed by such Certified Air Mail.

     If to the LICENSOR:

          Coates International, Ltd.
          Route 34 & Ridgewood Road
          Wall Township, NJ 07719
          Attention:  Mr. George J. Coates


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

          With copy to:

          ----------------------

          ----------------------

     All notices shall be deemed effective upon the date delivered by hand or sent. If either party desires to change the address to which notice is sent to such party, it shall so notify the other party in writing in accordance with the foregoing.

                          ARTICLE XVII - MISCELLANEOUS

     17.1 - Headings and References - Headings in this Agreement are included herein for ease of reference only and have no legal effect. References herein to Sections or Attachments are to Sections and Attachments to this Agreement, unless expressly stated otherwise.

     17.2 - Restriction on Disclosure of Terms and Provisions

     (a) This Agreement shall be distributed solely to: (i) those personnel of LICENSOR and LICENSEE who shall have a need to know its contents; (ii) those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement; (iii) those persons, if any, whose knowledge of its contents is essential in order to permit LICENSEE or LICENSOR to place or maintain or secure benefits under policies of insurance; or
(iv) as may be required by law, regulation or judicial order.

     (b) In the event disclosure is required by law, regulation or judicial order, the disclosing party shall request that any disclosure be kept secret and shall attempt to minimize disclosure of the financial terms of this Agreement. Any party may publicly announce the existence of this Agreement, the manner in which the parties shall operate, and


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

the area of responsibility of each party. Except as legally required, no party may disclose the amount of payments or royalty rates without the consent of the other party. The parties will consult with each other prior to any press release relating to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written in duplicate by their duly authorized representatives.

ATTEST:  19/4/96                              COATES INTERNATIONAL, LTD.

/s/ B. Coates                                 By: /s/ George J. Coates
-------------------------                         ---------------------------
B. COATES                                         George J. Coates, President
NOTARY PUBLIC OF NEW JERSEY
My Commission Expires Feb. 8, 19998


ATTEST:  19/4/96                              NICHOLSON MCLAREN

/S/ B. Coates                                 By: /s/ John Nicholson
-------------------------                         ---------------------------
B. COATES                                         John Nicholson, President
NOTARY PUBLIC OF NEW JERSEY                       Nicholson McLaren Engines Ltd.
My Commission Expires Feb. 8, 1998


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

                                  APPENDIX 1.8

     The patents licensed under this License Agreement by LICENSOR to LICENSEE on a non-exclusive basis for the FIELD OF USE and Territories specified are as follows:

     EPC Application Serial No. 94103 967.9 corresponding to U.S. Patent _______

(MK II)

     EPC Patent 03 69 099 corresponding to U.S. Patent 4,953,527 (MK II).

     EPC Patent 04 23 444 corresponding to U.S. Patent 4,944,261 (MK IIB).



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